EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS





We hereby consent to the reference to our firm under the caption "Experts" and to the use of our reports dated August 14, 1996, February 25, 1997, June 30, 1997 and September 19, 1997 in the Registration Statement on Form S-1 of First South Africa Corp., Ltd. (the "Company") and the related Prospectus contained therein with respect to the registration of certain debentures and shares of Common Stock underlying such debentures, shares of Common Stock underlying certain other debentures, a certain Placement Warrant and certain purchase options of the Company. We also consent to the application of such report to the financial statement schedule of the Company for the year ended February 28, 1995, the five months ended June 30, 1995 and each of the years in the two year period ended June 30, 1997, when such schedule is read in conjunction with the financial statements referred to in our reports. The audits referred to in such report also included this schedule.



/S/ PRICE WATERHOUSE
PRICE WATERHOUSE
Sandton, South Africa


February 6, 1998